Exhibit 99.1

From:               Brian Manthey (news media)

414-221-4444

brian.manthey@we-energies.com

Colleen F. Henderson, CFA (analysts)

414-221-2592

colleen.henderson@wisconsinenergy.com

June 29, 2015

Wisconsin Energy completes acquisition of Integrys to form WEC Energy Group

MILWAUKEE — Wisconsin Energy Corporation announced today it has completed the acquisition of Integrys Energy — forming the WEC Energy Group (NYSE: WEC).

The new company will provide electricity and natural gas to 4.4 million customers across four states through its customer facing brands — We Energies, Wisconsin Public Service, Peoples Gas, North Shore Gas, Michigan Gas Utilities, and Minnesota Energy Resources.

WEC Energy Group is the eighth largest natural gas distribution company in the country and one of the 15 largest investor-owned utility systems in the United States.  Major operating headquarters will be in Milwaukee, Green Bay and Chicago.

“The new era that begins today has its roots in world-class customer service and exceptional shareholder value,” said Gale Klappa, chairman and chief executive officer.  “Our goal in combining these strong Midwestern companies is to build a leader in the energy industry that will thrive for decades to come.”

The new dividend level for Wisconsin Energy shareholders — as previously announced — is effective today and represents an increase of 8.3 percent over the previous quarterly rate.  The payout target for the combined company is 65 to 70 percent of earnings.

Klappa also announced the addition of three former Integrys board members — William J. Brodsky, Albert J. Budney Jr. and Paul W. Jones.  They join the nine Wisconsin Energy board members to form the board of directors of WEC Energy Group.

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Brodsky, 71, is non-executive chairman of CBOE Holdings, Inc., and the Chicago Board Options Exchange (CBOE). Brodsky assumed this role in May 2014 after serving as CBOE executive chairman from 2013 to 2014, and chairman and chief executive officer from 1997 to 2013. He is a trustee of Syracuse University and chair of the board of directors of Northwestern Memorial Hospital in Chicago. Since 2013, he has also served as chairman of Navy Pier, Inc. in Chicago.

Budney, 68, is the former president and director of Niagara Mohawk Holdings, Inc.  Earlier in his career, Budney held senior leadership positions at UtiliCorp United, Inc., Missouri Public Service Company, Stone & Webster Engineering Corp., and Temple, Barker & Sloane, Inc.

Jones, 66, served as chairman and chief executive officer of A. O. Smith Corp from 2005 to 2013.  Prior to joining A. O. Smith, Jones was chairman and chief executive officer of U.S. Can Company, Inc. He currently serves as a trustee of the University of Evansville and The Nature Conservancy and as co-chair of The Water Council — an organization dedicated to advancing the Milwaukee region as a world hub for water research, education and economic development.

In connection with the acquisition, shares of Integrys common stock will be delisted and cease trading on the New York Stock Exchange before trading opens on June 30, 2015.  Under the terms of the merger agreement, shareholders of Integrys will receive 1.128 shares of Wisconsin Energy Common stock and $18.58 in cash for each share of Integrys common stock they held immediately prior to the closing of the acquisition.

WEC Energy Group (wecenergygroup.com), a component of the S&P 500, has nearly $29 billion of assets, 9,300 employees and approximately 60,000 stockholders of record.

The company’s principal utilities are We Energies, Wisconsin Public Service, Peoples Gas, North Shore Gas, Michigan Gas Utilities, and Minnesota Energy Resources.  The company’s other major subsidiary, We Power, designs, builds and owns electric generating plants.

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